Exhibit 10.3.1

Note: Do not sign and return this document to the Company. By clicking on the “ACCEPT” box, you acknowledge that you have read the information below and agree to be bound by the terms of the Plan and this Agreement. Please provide such acceptance within ninety (90) days of the Grant Date.

Mesa Laboratories Inc.
2021 Equity Incentive Plan

Restricted Stock Unit Award Agreement

#GrantDate#

#ParticpantName#

Dear #ParticpantName#:

We are pleased to inform you that Mesa Laboratories, Inc. (the “Company”) has made an award of restricted stock units (the “Restricted Stock Units”) to you as indicated in this Restricted Stock Unit Award Agreement (this “Agreement”). The award of Restricted Stock Units is made pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”) and is subject to and governed by the Plan generally. All capitalized terms not defined herein shall have the meanings given to such terms in the Plan.

Grant Date	#GrantDate#

Number of Restricted Stock Units	#QuantityGranted#

Vesting Schedule

General

Except as set forth below, your Restricted Stock Units shall vest in accordance with the following schedule, subject to your Continuous Service (as defined below) with the Company or its Subsidiaries through each applicable Vesting Date.

	Vesting Date	RSUs that Vest

	#VestDate_1#	#Vest%_1#

	#VestDate_2#	#Vest%_2#

	#VestDate_3#	#Vest%_3#

For purposes of this Agreement, the term “Continuous Service” shall mean your uninterrupted service to the Company or any Subsidiary as an employee, non-employee director, or consultant. The Administrator shall determine in its discretion whether and when your Continuous Service has ended (including as a result of any leave of absence); provided, however, that your Continuous Service shall not be deemed to have ended in the event you retire or otherwise terminate as an employee but continue to perform services for the Company as a non-employee director or consultant.

Termination of Continuous Service

General

Except as set forth below or in the Section entitled “Other Agreements,” any unvested Restricted Stock Units shall be automatically cancelled immediately upon the termination of your Continuous Service with the Company or its Subsidiaries for any or no reason.

Normal Retirement

In the event you terminate Continuous Service as a result of Normal Retirement, any unvested portion of the Restricted Stock Unit shall remain outstanding and shall vest on the Vesting Date on which it otherwise would have vested had you not terminated Continuous Service.

Payment	The Company shall issue to you one share of Common Stock for each Restricted Stock Unit that vests hereunder, with the delivery of such Common Stock to occur within ten (10) business days following the applicable Vesting Date; provided, however, that in no event shall you be able to designate (directly or indirectly) the taxable year in which the Common Stock is delivered to you.

Change of Control	The provisions of Section 8.2 of the Plan shall apply upon the occurrence of a Change of Control.

Specific Provisions	You acknowledge that you have read and understand the provisions of Section 10.12 of the Plan (which states, in part, that your right to earn, exercise or receive payment under Awards after termination of employment is subject to your compliance with any restrictive covenant or similar agreement(s) to which you are subject) and Section 10.13 of the Plan (regarding compliance with the Company’s Executive Compensation Clawback Policy, if applicable).

Other Agreements	The terms of this Restricted Stock Unit Award, including the provisions above regarding your termination of Continuous Service, are subject to and are modified by any contrary terms in any employment agreement, severance letter, of similar agreement between you and the Company that may be in effect from time to time (an “Other Agreement”).

Other Terms and Conditions	Are set forth in the accompanying Restricted Stock Unit Award Terms and Conditions and the Plan.

Online Acceptance of Restricted Stock Unit Award Agreement

By your online acceptance, you and the Company agree that the Restricted Stock Units granted hereby are granted under and governed by the terms and conditions of this Restricted Stock Unit Award Agreement and the accompanying Restricted Stock Unit Award Terms and Conditions (the “Award Documents”), and the terms of the Plan. You hereby represent and acknowledge that you have been provided the opportunity to review the Plan and the Award Documents in their entirety, and you hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Award Documents.

Restricted Stock Unit Award Terms and Conditions

The following terms and conditions apply to the Restricted Stock Units granted to you by the Company, as specified in the accompanying Restricted Stock Unit Award Agreement (the “Award Agreement”).

1.    Award of Restricted Stock Units. The Company has issued to you the number of Restricted Stock Units set forth above in the Award Agreement, effective on the Grant Date, and subject to the terms and conditions set forth in the Award Agreement and these Restricted Stock Unit Award Terms and Conditions (together, the “Award Documents”), and the Plan (which is incorporated herein by reference).

2.    Restricted Stock Units Non-Transferable. Restricted Stock Units (and related rights) may not be sold, assigned, alienated, transferred by gift or otherwise, pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise. Any attempt to assign, alienate, transfer, pledge, sell or otherwise dispose of the Restricted Stock Units or its related rights shall be ineffective and, if any such attempt is made, the Restricted Stock Units will be cancelled and all of your rights under the Plan and the Award Documents shall immediately terminate without any payment or consideration by the Company.

3.    Vesting. Unless otherwise provided in the Plan, your Restricted Stock Units shall vest in accordance with the Vesting Schedule and/or upon the other events set forth in the Award Agreement or as set forth in the “Other Agreements” section of the Award Agreement.

4.    Payment. Payment in respect of vested Restricted Stock Units shall be made at the time(s) and in the form(s) set forth in the Award Agreement. Any distribution or delivery to be made to you under the Award Documents will, if you are then deceased, be made to the administrator or executor of your estate. Any such administrator or executor must furnish the Company or its designated agent with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company or its designated agent to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

5.    Stockholder Rights. Your and your estate or heirs shall not have any rights as a stockholder of the Company until you become the holder or record of any Shares issued as payment pursuant to Section 4, above, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date prior to the date you become the holder of record of such Shares unless specifically provided otherwise in the Plan.

6.    Additional Requirements. The transfer of any Shares hereunder shall be effective only at such time as the company shall have determined that the issuance and delivery of such Shares is in compliance with all applicable laws and the requirements of any securities exchange on which the Shares are then traded. You acknowledge that Shares acquired as payment pursuant to Section 4, above, may bear such legends as the Company deems appropriate to comply with applicable federal, state or foreign securities laws. In connection therewith and prior to the issuance of the Shares, you may be required to deliver to the Company such other documents as may be reasonably necessary to ensure compliance with applicable law.

7.    Termination of Service. Upon the termination of your continued employment or service for any reason, any Restricted Stock Units that have not vested or are not eligible to vest in the future in accordance with Section 3 and the Award Agreement (after taking into account the “Other Agreements” section of the Award Agreement) shall immediately be cancelled. Upon cancellation, you shall have no further rights with respect to such Restricted Stock Units.

8.    Tax Treatment; Section 409A. You may incur tax liability as a result of the receipt of Restricted Stock Units and payments thereunder. You should consult your own tax adviser for tax advice. You acknowledge that the Administrator, in the exercise of its sole discretion and without your consent, may amend or modify the Award Documents in any manner, and delay the payment of any amounts thereunder, to the minimum extent necessary to satisfy the requirements of Section 409A. The Company will provide you with notice of any such amendment or modification. This Section 6 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to indemnify you for any failure to do so.

9.    Tax Withholding. You shall make appropriate arrangements with the Company’s agent to provide for payment of any federal, state, local or foreign taxes of any kind required by law to be withheld in respect of your Restricted Stock Units. Such arrangements may include, but are not limited to, the payment of the withholding amount by you in cash, withholding from proceeds of the sale of Shares acquired as payment for the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company’s agent (on your behalf pursuant to this authorization without further consent), non-discretionary withholding by the Company’s agent of Shares that would otherwise be issuable to you as payment in respect of your Restricted Stock Units, or voluntary share withholding as described below. Voluntary Share withholding is subject to the prior approval of the Administrator, which may be withheld by the Administrator in its sole discretion. If approved, you may elect to satisfy the statutory withholding obligations, in whole or in part, by having the Company’s agent withhold Shares otherwise issuable to you hereunder. The Shares delivered or withheld shall have an aggregate fair market value not in excess of the maximum statutory tax rates in your applicable jurisdictions. The fair market value of the Shares used to satisfy the withholding obligation shall be determined by the Company’s agent as of the date on which taxation occurs. Shares used to satisfy any tax withholding obligation must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements. Any election by you to have Shares withheld shall be irrevocable, made in writing (or electronically), signed by you (including electronically), and shall be subject to any restrictions or limitations that the Administrator, in its sole discretion, deems appropriate. Further, if you become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or its Subsidiaries (or former employer, as applicable) may be required to withhold or account for federal, state, local or foreign taxes of any kind in more than one jurisdiction.

10.    Acknowledgements. If you reside outside the U.S., the following additional provisions shall apply:

a.    the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights;

b.    no claim or entitlement to compensation or damages shall arise from cancellation of the Restricted Stock Units resulting from termination of your employment or services by the Company or its Subsidiaries (whether or not in breach of employment laws in the country where you resides and whether or not later found to be invalid) and in consideration of the Restricted Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or its Subsidiaries, waive your ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

c.    in the event of termination of your Continuous Service (regardless of the reason for such termination and whether or not in breach of employment laws in the country where you reside or are employed or provide services or the terms of your employment agreement, if any, and whether or not later found to be invalid), your right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period mandated under employment laws in the country where you reside or are employed or provide services (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated in the country in which you reside or are employed or provide services or the terms of your employment agreement, if any); the Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Restricted Stock Units (including whether or not you may still be considered as actively providing services while on an approved leave of absence);

d.    the Restricted Stock Units and the Shares subject to the Restricted Stock Units are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or you, and are outside the scope of your employment or service contract, if any; and

e.    neither the Company nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amount due to you pursuant to this Award or upon the subsequent sale of Shares acquired hereunder.

9.    Personal Information. The Company and its Subsidiaries may collect, store, disclose, use, or otherwise process certain personal information about you for the purpose of managing and administering the Plan, such as your name, home address and telephone number, date of birth, social security number or other employee identification number, e-mail address, salary, nationality, job title, any shares or directorships held in the Company, details of all Restricted Stock Units and other equity awards or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in your favor (“Data”). The Company and/or its Subsidiaries may disclose Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and the Company and/or any of its Subsidiaries may each further disclose Data to any third parties assisting the Company in the implementation, administration and management of the Plan, including the Company’s stock plan administrative agent and the Plan recordkeeper. These recipients may be located throughout the world, including the United States. You understand and agree that these parties may receive, possess, use, retain, transfer, and otherwise process the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer or disclosure of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf to a broker or other third party with whom you may elect to deposit any shares acquired pursuant to the Plan. Notwithstanding anything to the contrary in this Section 9, you acknowledge and agree that the Company and its Subsidiaries may also collect, store, use, disclose, and otherwise process your Data where such processing is necessary to comply with a legal obligation, for the Company or its Subsidiaries’ legitimate business purposes, or with your consent if applicable law requires consent. You may, at any time, request to access, correct, delete or restrict processing of your Data by contacting the Company in writing. Applicable law may allow or require the Company to refuse to provide you with access to, delete, or restrict processing of some or all of the Data that the Company or its Subsidiaries hold about you, or the Company or its Subsidiaries may have destroyed, erased, or made such Data anonymous in accordance with applicable record retention obligations and practices. If the Company cannot provide you with access to, delete or restrict processing of your Data, the Company will inform you of the reasons why, subject to any legal or regulatory restrictions. For more information on the processing of your Data, contact your human capital representative.

10.    Other Employee Benefits. Except as specifically provided otherwise in any relevant employee benefit plan, program, or arrangement, the Restricted Stock Units evidenced hereby are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

11.    Electronic Delivery. BY YOUR ELECTRONIC ACCEPTANCE OF THIS AWARD, YOU HEREBY CONSENT TO ELECTRONIC DELIVERY OF THE PLAN, AND ANY DISCLOSURE OR OTHER DOCUMENTS RELATED TO THE PLAN, INCLUDING FUTURE AWARD DOCUMENTS (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY (THROUGH ITS’ STOCK PLAN ADMINISTRATIVE AGENT) MAY DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO YOU BY E-MAIL, BY POSTING SUCH DOCUMENTS ON THE AGENT’S WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY’S AGENT IN ITS SOLE DISCRETION. YOU ACKNOWLEDGE THAT YOU ARE ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING YOU THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY’S AGENT DETERMINES IN ITS SOLE DISCRETION.

12.    Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, by e-mail, by facsimile, or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to you, to your address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery, e-mail, or facsimile, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.

13.    Amendment. Except as provided herein, the Award Documents may not be amended or otherwise modified unless evidenced in writing and signed by the Company and you.

14.    Relationship to Plan. Nothing in the Award Documents shall alter the terms of the Plan. If there is a conflict between the terms of the Plan and the terms of the Award Documents, the terms of the Plan shall prevail.

15.    Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of the Award Documents. The invalidity or unenforceability of any provision of the Award Documents shall not affect the validity or enforceability of any other provision hereof, and each other provision hereof shall be severable and enforceable to the extent permitted by law.

16.    Waiver. Any provision contained in the Award Documents may be waived, either generally or in any particular instance, by the Administrator appointed under the Plan, but only to the extent permitted under the Plan.

17.    Binding Effect. The Award Documents shall be binding upon and inure to the benefit of the Company and to you and your respective heirs, executors, administrators, legal representatives, successors and assigns.

18.    Rights to Employment or Service. Nothing contained in the Award Documents shall be construed as giving you any right to be retained in the Continuous Service of the Company or any of its Subsidiaries and the Award Documents are limited solely to governing your rights and obligations with respect to the Restricted Stock Units.

19.    Governing Law. The Award Documents shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the choice of law principles thereof.

20.    Company Policies to Apply; Potential Clawback. The sale of any shares of Common Stock received as payment under the Restricted Stock Units is subject to the Company’s policies regulating securities trading by employees, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the Company’s Common Stock are then traded. In addition, participation in the Plan and receipt of remuneration as a result of the Restricted Stock Units is subject in all respects to any laws, rules, and regulations related to the clawback of compensation that may be in effect from time to time.

21.    Section 409A Compliance. The Restricted Stock Units granted hereunder are intended to comply with or be exempt from the requirements of Section 409A, and the Award Documents shall be interpreted and administered in a manner consistent with such intent. You shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with the Restricted Stock Units granted hereunder (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties. Notwithstanding anything in the Plan to the contrary, in the event the Restricted Stock Units granted hereunder are “non-qualified deferred compensation” subject to Code Section 409A, then in no event may you receive payment in respect of such Restricted Stock Units upon a Change in Control of the Company unless such Change in Control also qualifies as a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5) and the payment is otherwise permitted under Code Section 409A.